Exhibit 10.27

DATED
11th August 2008

(1)	HUDDERSFIELD & DISTRICT TEXTILE TRAINING CO. LIMITED

and

(2)	APPLIED DNA SCIENCES

AGREEMENT NUMBER:

CD/88

PARTICULARS

Terms	Definitions

1. DATE:	11th August 2008

2.	HUDDERSFIELD & DISTRICT TEXTILE TRAINING CO LTD Textile House, Red Doles Lane, Huddersfield, West Yorkshire, HD2 1YF

3. CONTRACTOR	APPLIED DNA SCIENCES 25 Health Sciences Drive Stony Brook, NY 11790 USA

4. CONDITIONS PRECEDENT
(a) Huddersfield & District Textile Training Co Ltd being satisfied that the Contractor has sufficient funding (whether from its own resources or otherwise) to carry out and complete the Project in accordance with this Agreement;

(b) Huddersfield & District Textile Training Co Ltd shall have received such evidence as may be necessary to establish that the representations and warranties by the Contractor in this Agreement are true and accurate in all respects and are not misleading; and

5. CONDITIONS PRECEDENT END DATE	not applicable

6. CONTRACTOR’S BANK ACCOUNT

7. CONTRACTOR’S MANAGER	Jim Hayward of Applied DNA Sciences or any replacement from time to time agreed in writing by Huddersfield & District Textile Training Co Ltd in accordance with Clause 8

8. EFFECTIVE DATE	11th August 2008

9. INSTALMENT PERIOD	the period of one month from the Effective Date and each subsequent period of one month until 19th December 2008

10. MAXIMUM AMOUNT
The maximum amount available to be claimed by the Contractor under this Agreement being (subject to Clause 6.5 and any other provisions of this Agreement) fifty thousand pounds, (£50,000) including non-recoverable VAT which is allocated between the following Financial Years as follows:-

		Financial Year	Allocation

		2008-2009	£50,000
		2009-2010	£ 0
		2010-2011	£ 0

11. TERM	:	The period from the Effective Date until 19th December 2008 or until termination in accordance with this Agreement (whichever is earlier)

12. PROJECT NAME	:	Technical Textiles Capacity Building

13. PROJECT REFERENCE NUMBER	:	901647 being Yorkshire Forward’s Project Reference Number for the Project

14. QUALIFYING EXPENDITURE	:	Those items of expenditure (being part of the Project Expenditure) identified in the table in Schedule 2 as
being funded by Huddersfield & District Textile Training Co Ltd but excluding all other Project Expenditure

15. HUDDERSFIELD & DISTRICT TEXTILE TRAINING CO LTD’S REPRESENTATIVE
Bill Macbeth, of Huddersfield & District Textile Training Co Ltd, Textile House, Red Doles Lane, Huddersfield, West Yorkshire, HD2 1YF or such other person or persons from time to time appointed in replacement by Huddersfield & District Textile Training Co Ltd and notified in writing to the Contractor.

THIS AGREEMENT is made on the date set out in paragraph 1 of the Particulars

BETWEEN:

(1)	HUDDERSFIELD & DISTRICT TEXTILE TRAINING CO LTD whose head office is at Textile House, Red Doles Lane, Huddersfield, West Yorkshire, HD2 1YF and

(2)	THE CONTRACTOR (as described in the Particulars)

RECITALS:

(A)	The Contractor has requested grant funding from Huddersfield & District Textile Training Co Ltd for the Project which falls within one or more of the objectives referred to above.

(B)	Huddersfield & District Textile Training Co Ltd has agreed to provide the Grant for the Project subject to and on the basis of the terms and conditions set out below.

(C)	Huddersfield & District Textile Training Co Ltd and the Contractor declare that the Conditions Precedent referred to in paragraph 4 of the Particulars have been fulfilled

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1
In this Agreement unless the context otherwise requires the following words and expressions shall have the following meanings and the definitions set out on the Particulars pages at the front of this Agreement are incorporated into this Agreement:

“Approved Claim Form” means the standard claim form which the Contractor must submit to claim instalments of the Grant such document to be in the form from time to time specified by Huddersfield & District Textile Training Co Ltd;

“Base Interest Rate” means the base rate of Barclays Bank Plc (or the base rate of such other bank as Huddersfield & District Textile Training Co Ltd may from time to time stipulate) or if such base rate shall not be readily available at any time or times such other rate as Huddersfield & District Textile Training Co Ltd shall determine;

“Beneficiary Data” means information about an individual person or business directly benefiting from the Project ie the person or business who is or will be the ultimate recipient of a benefit;

“Capital Asset” means any item of equipment or other moveable asset which has a purchase value of £1,000 or more and which (a) on the date of its purchase by the Contractor has a useful life of more than one year, and (b) is purchased wholly or partly out of funds provided under this Agreement;

“Consents” means any approval, consent, exemption, licence, permission or registration by or from any governmental or other authority or any other person or authority in relation to the Project or any part of it or otherwise required to enable the same to be lawfully carried out and maintained;

“Control” means the ability to direct the affairs of the Contractor whether by virtue of ownership of shares, control of the board of directors, contract or otherwise;

“Developments” means all materials and information coming into existence during the Term relating to the Project including learning and training material, Intellectual Property, website design, source codes and software whether wholly or partly funded by Huddersfield & District Textile Training Co Ltd;

“Diversity” means, in the context of this contract, the promotion of a culture that values what people’s individual differences can bring to an undertaking in the pursuit of a just and fair society within the framework of the Regional Economic Strategy;

“Environmental Information Regulations” means the Environmental Information Regulations 2004;

“Events of Default” means any of the events or circumstances described in clause 16.2;

“EU” means European Union;

“Financial Year” means Yorkshire Forward’s financial year that runs from 1 April to 31 March;

“FOIA” means the Freedom of Information Act 2000 and any subordinate legislation made under this Act from time to time together with any guidance and/or codes of practice issued pursuant to or in relation to such legislation;

“Grant” means the amount to be provided by Huddersfield & District Textile Training Co Ltd as reimbursement of actual Qualifying Expenditure paid and incurred by the Contractor in relation to the Project up to the Maximum Amount and subject to the terms of this Agreement;

“Her Majesty’s Government” means the duly elected Government for the time being during the reign of Her Majesty (and her successors) and/or any department, committee, office, agency, servant or officer of such Government;

“ICT” means information and communications technology;

“Information” has the meaning given under section 84 of the FOIA and shall include all environmental information within the meaning given to it in the Environmental Information Regulations;

“Intellectual Property” means any or all of the following: patents, trade marks, service marks, drawings, designs, registered designs, utility models, design right, copyright (including copyright in computer software), database rights, inventions, trade secrets and other confidential information, technical information, know-how, business or trade names, rights to prevent passing off, and all other intellectual property rights and rights of a similar or corresponding nature in any part of the world, whether registered or not or capable of registration or not and including all applications and the right to apply for any of the foregoing rights;

“Outputs” means the Outputs listed in paragraph 13 of Schedule 1;

“Particulars” means the Particulars pages at the front of this Agreement;

“Project” means the activities and/or services to be performed and outputs to be achieved by the Contractor as described in Schedule 1;

“Project Expenditure” means the expenditure paid and incurred by the Contractor in relation to the Project;

“Project Intellectual Property” means all Intellectual Property arising from or which comes into existence as a result of carrying out the Project;

“Project Operational Plan” means the plan contained in Schedule 1;

“Public Sector Bodies” means all bodies, whether public, private, or mixed, in respect to the tasks they undertake that are paid by public funds including (without limitation) any government department or authority, any non departmental government body and any local and public authority;

“Quarter Day” means 30 June, 30 September, 31 December and 31 March in each Financial Year;

“Regional Brand Logo” means the ‘Yorkshire Alive with Opportunity!’ logo as specified in Schedule 4;

“Requests for Information” shall have the meaning set out in FOIA and shall in addition include all requests for environmental information made in accordance with the Environmental Information Regulations and/or pursuant to any other statutory requirements;

“Sustainable Development” means social progress that recognises the needs of everyone, effective protection of the environment, prudent use of natural resources and economic development that is inclusive, efficient and stable;

“Statement of Grant Expenditure” means a full summary of income and expenditure incurred by the Contractor within the terms and conditions of this Agreement given by Huddersfield & District Textile Training Co Ltd in the preceding Financial Year;

“Trade Marks” means any logos, marks, names (including trade names) and trade mark registrations and applications for registration made, owned or used by Yorkshire Forward including without limitation the Regional Brand Logo and the Huddersfield & District Textile Training Co Ltd Logo;

“VAT” means value added tax payable by virtue of the Value Added Tax Act 1994 and any similar tax from time to time in addition to it, replacing it or performing a similar fiscal function;

“Working Day” means a day on which clearing banks in the City of London are (or would be but for a strike, lock-out or other stoppage affecting a particular bank or banks generally) open during banking hours and “Working Days” shall be construed accordingly;

“Yorkshire Forward Logo means the ‘Yorkshire Forward’ logo as specified in Schedule 4;

1.2	References to Clauses, sub-clauses and Schedules are to clauses, sub-clauses and schedules in this Agreement unless otherwise stated.

1.3	Headings are for convenience only and shall not affect the interpretation of this Agreement.

1.4	In this Agreement references to the masculine include the feminine and the neuter, and the singular shall include the plural, and vice versa as the context admits or requires.

1.5
In this Agreement references to any statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to that statute or statutory provision as from time to time amended, consolidated, modified, extended, re-enacted or replaced.

1.6
Where there are two or more persons included in the expression “the Contractor” the obligations and warranties expressed to be entered into or given by the Contractor shall be deemed to be entered into or given by such persons jointly or severally.

1.7
Wherever in this Agreement there is a right of inspection for Huddersfield & District Textile Training Co Ltd in relation to the Project including (without limitation) a right to review, inspect and copy any documentation and right of entry on to any premises to review the Project or to inspect any documentation such rights shall extend to any agents, employees or licensees nominated from time to time by Huddersfield & District Textile Training Co Ltd.

1.8	All the schedules shall be part of this Agreement and all the obligations of the parties contained therein are legal and binding obligations in this Agreement.

2.           CONTRACTOR’S WARRANTIES AND REPRESENTATIONS

The Contractor represents and warrants to Huddersfield & District Textile Training Co Ltd that:

2.1
the Contractor is validly existing and that the execution on behalf of the Contractor of this Agreement has been validly authorised and the obligations expressed as being assumed by the Contractor under this Agreement constitute valid legal and binding obligations of the Contractor enforceable against the Contractor in accordance with their terms;

2.2	neither the execution of this Agreement by the Contractor nor the performance or observation of any of its obligations under it will:

2.2.1	conflict with or result in any breach of any law or enactment or any deed, agreement or other instrument, obligation or duty to which the Contractor is bound; or

2.2.2	cause any limitation on any of the powers whatsoever of the Contractor or on the right or ability of the directors of the Contractor to exercise such powers, to be exceeded;

2.3
the Contractor is not in default under any law or enactment or under any deed agreement or other instrument or obligation by which it is bound so as to affect adversely its ability to perform its obligations under this Agreement;

2.4	all Consents required in connection with the execution, delivery, issue, validity or enforceability of this Agreement have been obtained and have not been withdrawn;

2.5
no litigation or administrative or arbitration proceeding before any court, tribunal, Government authority or arbitrator is presently taking place, pending or (to the knowledge, information and belief of the Contractor) threatened against, or against any of the assets of the Contractor which might have a material adverse effect on its business, assets, condition or operations or might affect adversely its ability to perform its obligations under this Agreement;

2.6
all information, documents and accounts of the Contractor submitted to Huddersfield & District Textile Training Co Ltd for its appraisal of the Project for the purposes of this Agreement are true and accurate and no change has occurred since the date on which such information was supplied which renders the same untrue or misleading in any respect and that there has been no material adverse change in the business, assets, operations or prospects of the Contractor since such information was provided;

2.7
the Contractor has disclosed to Huddersfield & District Textile Training Co Ltd all information which would or might reasonably be thought to influence Huddersfield & District Textile Training Co Ltd in awarding the Grant to the Contractor or the amount thereof;

2.8	no person having any charge or other form of security over the assets of the Contractor has enforced or given notice of its intention to enforce such security;

2.9	the Contractor is not aware, after due enquiry, of anything which materially threatens the delivery and completion of the Project in accordance with this Agreement;

2.10	no Event of Default has occurred and is continuing; and

2.11
the representations in clauses 2.1 – 2.10 above will be deemed to be repeated by the Contractor when each claim for an instalment of Grant is submitted pursuant to clause 6 as if made with reference to the facts and circumstances existing at such date and the Contractor acknowledges that Huddersfield & District Textile Training Co Ltd has relied on and will rely on this information in agreeing to pay the Grant.

3.            DURATION

This Agreement shall commence on the Effective Date and (subject to clauses 6.1(c), 15, 16 and any of the other provisions of this Agreement) shall continue for the duration of the Term.

4.            DELIVERY OF THE PROJECT

4.1          The Contractor agrees with Huddersfield & District Textile Training Co Ltd that:-

(a)           It shall commence the Project by the Effective Date;

(b)
It shall diligently carry out and complete the Project promptly and efficiently in accordance with all the Consents and shall achieve all the aims and objectives of the Project Operational Plan as set out in Schedule 1; and

(c)	It shall deliver all the Outputs by the relevant dates as set out in paragraph 13 of Schedule 1.

4.2	The Contractor shall:

(a)	Permit Huddersfield & District Textile Training Co Ltd at all reasonable times and upon such notice as is reasonable in all circumstances to inspect the Project and progress made;

(b)
Attend regular review meetings with Huddersfield & District Textile Training Co Ltd to discuss progress. Such meetings may be required by Huddersfield & District Textile Training Co Ltd on a monthly basis but in any event will be no less than quarterly in each Financial Year;

(c)
Cooperate fully and provide all information and assistance as required by Huddersfield & District Textile Training Co Ltd for the purpose of review and evaluation of the Project, the Grant and this Agreement, such reviews to be at Huddersfield & District Textile Training Co Ltd’s discretion and may take place at any time and at reasonable notice to the Contractor.

4.3	The Contractor shall ensure that the Project promotes Diversity and demonstrates a commitment to equal opportunities.

4.4	The Contractor shall ensure that the planning and operation of the Project reflect the principles of Sustainable Development to ensure sustainability within the region.

4.5
The Contractor shall promptly notify Huddersfield & District Textile Training Co Ltd in writing as soon as it becomes aware that it does not intend to claim the Maximum Amount of the Grant available for the Project.

4.6
Where this Agreement covers projects delivering business support, skills, social inclusion or innovation Huddersfield & District Textile Training Co Ltd reserves the right to impose at any time during the term and at no extra cost to Huddersfield & District Textile Training Co Ltd, additional monitoring and publicity requirements relevant to other funding programmes. Contractors will be given a minimum of 30 days’ notice in writing of the introduction and detail of such requirements and will be offered administrative support in their introduction.

4.7
Huddersfield & District Textile Training Co Ltd are committed to creating sustainable communities that are safer, greener, cleaner and more prosperous. Where applicable the Contractor shall ensure that the planning and operation of the Project reflect the concept of crime prevention through environmental design to prevent crime and disorder in the region.

4.8
The Contractor shall abide by all United Kingdom and EU State Aid laws that are applicable.  Where the Contractor is a public authority, it should satisfy itself whether State Aid laws apply to the Project in consultation with the Department of Trade and Industry.  Recipients of illegal State Aid will risk being held responsible for meeting the cost of any penalty applied in the event that the Project is found to have infringed the State Aid laws and also risk actions for damages from third parties. The Contractor agrees to provide any information necessary to allow Huddersfield & District Textile Training Co Ltd to complete any returns required under the State Aid laws.

5.            PROCUREMENT

5.1	All procurement of works, equipment, goods and services shall be based on value for money and in accordance with all relevant law including EU Procurement Directives if applicable.

5.2	For all purchases the Contractor shall comply with the requirements of this clause 5 unless it has the prior written consent of Huddersfield & District Textile Training Co Ltd.

5.3
All purchases by the Contractor with a contract value of over £10,000 shall be subject to competitive tendering in accordance with UK and EU public sector procurement rules including, where appropriate, through the Official Journal of the EU. At least three (and wherever feasible a minimum of five) written tenders should be obtained. In determining how this requirement should be met, the Contractor must take account of public sector accountability and probity, and shall document the decision making process.

5.4
The Contractor will not split purchases to fall below the thresholds set out in this clause 5 nor extend existing contracts so that the total value of the contract for its duration exceeds these thresholds.

5.5	For all purchases the Contractor shall select a supplier from the potential suppliers on the basis of:

(a)           overall value for money;

(b)           suitable skills and experience

(c)           its equal opportunities obligations set out at clause 11; and

in making the selection of the supplier use a fair and documented decision making process and take account of public sector accountability and probity.

5.6
Huddersfield & District Textile Training Co Ltd reserves the right after reasonable notice to the Contractor to vary from time to time the requirements relating to procurement processes in line with Huddersfield & District Textile Training Co Ltd’s own procurement guidelines and procedures.

6.            PAYMENT OF GRANT

6.1	Unless paragraph (C) of the recitals to this Agreement shall contain a declaration by the parties that all the Conditions Precedent have been fulfilled as at the date of this Agreement:0

(a)
Huddersfield & District Textile Training Co Ltd shall not be obliged to pay any part of the Grant to the Contractor unless it is satisfied (acting reasonably) that the Conditions Precedent specified have been met.

(b)
Huddersfield & District Textile Training Co Ltd may in its absolute discretion and on such terms as it may specify agree to pay part of the Grant to the Contractor before some or all of the Conditions Precedent have been met but if Huddersfield & District Textile Training Co Ltd does so this will not prejudice its right to refuse to pay any further funding until the Conditions Precedent are met.

(c)
If any of the Conditions Precedent have not been fully complied with by the Conditions Precedent End Date or such later date as Huddersfield & District Textile Training Co Ltd may in its absolute discretion agree (whether or not the previous date fixed hereunder is past) Huddersfield & District Textile Training Co Ltd may by notice in writing to the Contractor determine this Agreement and all sums paid under this Agreement shall forthwith be repaid to Huddersfield & District Textile Training Co Ltd together with interest thereon at the Base Interest Rate from the date of demand until the date of repayment.

6.2
Subject to the provisions of this Agreement Huddersfield & District Textile Training Co Ltd shall make payments of the Grant into the Contractor’s Bank Account specified in the Particulars (not exceeding in total the Maximum Amount) in instalments as follows:-

(a)
Each instalment will be paid within Forty Working Days of receipt by Huddersfield & District Textile Training Co Ltd of a valid claim for an instalment of the Grant submitted in accordance with this clause;

(b)	Payments of instalments of the Grant shall (subject to the limits contained in this clause 6) be made by reference to the amount of Qualifying Expenditure to which the relevant claim relates;

PROVIDED THAT the total amount of all payments made by Huddersfield & District Textile Training Co Ltd under this Agreement shall not in any event exceed the Maximum Amount.

6.3
Unless Huddersfield & District Textile Training Co Ltd otherwise agree Huddersfield & District Textile Training Co Ltd shall not be liable to provide (or as the case may be continue to provide) the Grant (or any instalment thereof):-

(a)          Unless a claim by the Contractor for an instalment of the Grant shall:-

(i)
be submitted in the form of the Approved Claim Form and certify that the amount claimed is in accordance with this Agreement and that the claim does not include any Project Expenditure being claimed from any other person or from Huddersfield & District Textile Training Co Ltd within the terms of any other arrangement with Huddersfield & District Textile Training Co Ltd;

(ii)	relate to Qualifying Expenditure in relation to which the Contractor has not submitted any other claim to Huddersfield & District Textile Training Co Ltd;

(iii)	be submitted to Huddersfield & District Textile Training Co Ltd’s Representative within 3 days of the end of the Instalment Period in respect of which the Qualifying Expenditure was paid;

(iv)
include (to the reasonable satisfaction of Huddersfield & District Textile Training Co Ltd) evidence that the Qualifying Expenditure to which the claim relates has been incurred and that payment has been made by the Contractor;

(b)          If an Event of Default has occurred and is continuing;

(c)	If the representations and warranties made in clause 2 do not remain true and correct in all material respects;

6.4
If Huddersfield & District Textile Training Co Ltd shall reasonably determine that any expenditure instalment of the Grant paid is not Qualifying Expenditure or if at any time Huddersfield & District Textile Training Co Ltd has paid more than it is liable to pay under any provision of this Agreement the Contractor shall forthwith on demand in writing pay to Huddersfield & District Textile Training Co Ltd the amount stipulated by Huddersfield & District Textile Training Co Ltd as being overpaid.

6.5
Huddersfield & District Textile Training Co Ltd reserves the right to vary the Maximum Amount if the Contractor receives any public sector financial assistance for the Project (other than that specified in Schedule 2) or the acceptance of an offer thereof.

6.6          The Contractor acknowledges that:-

(a)	The Qualifying Expenditure allocated to a particular activity heading in Schedule 2 is available for that activity heading only;

(b)	The Grant allocated to a particular Financial Year by paragraph 10 of the Particulars is available for that Financial Year only; and

(c)
The allocation of items of Qualifying Expenditure in the summary set out in Schedule 2 against which the payment of the Grant shall be made shall not be altered without the prior written consent of Huddersfield & District Textile Training Co Ltd.

6.7
Huddersfield & District Textile Training Co Ltd has detailed in Schedule 3 a profile of planned monthly financial claims it expects to receive for each instalment period. The Contractor shall submit to Huddersfield & District Textile Training Co Ltd with each claim a revised claim profile where this differs from the initial forecast set out in Schedule 3. For the avoidance of doubt Huddersfield & District Textile Training Co Ltd shall not be obliged to accept or approve any revised claim profile nor does any acceptance or approval of any revised claim profile amend or vary any of the other provisions in this clause 6.

6.8	The Contractor acknowledges that the summary of payments set out in Schedule 2 includes the amount (if any) set aside for administration of the Project.

6.9	For the avoidance of doubt the Contractor shall not claim or use any part of the Grant in respect of the following:-

(a)           Any activity other than the Project;

(b)	To support or assist activities which are political or of an exclusive religious nature or which may bring Huddersfield & District Textile Training Co Ltd into disrepute;

(c)	For work services or activities for which a person has a statutory duty to provide (except with the prior written consent of Huddersfield & District Textile Training Co Ltd);

(d)	Any amounts payable as a result of the default of the Contractor;

(e)           Any loss or damage resulting from an insured risk;

(f)           Any additional costs incurred due to increasing expenses of the Project;

(g)           Redundancy costs of staff; or

(h)           Any Project Expenditure other than Qualifying Expenditure.

7.            FUNDING SOURCES

7.1	The Contractor warrants to Huddersfield & District Textile Training Co Ltd that the funding sources for the Project as set out in Schedule 2 are true and correct in all material respects.

7.2
The Contractor shall notify Huddersfield & District Textile Training Co Ltd’s Representative in writing of the amounts of any other funding (additional to those described in Schedule 2) including any other public sector funding (if any) and/or guarantees secured or offered for the Project as soon as it is approved.

7.3	The Contractor shall not use the Project as a source of match funding to obtain EU grants or monies without the prior written consent of Huddersfield & District Textile Training Co Ltd.

8.             PROJECT MANAGEMENT

8.1
The Contractor shall manage the Project in accordance with the terms of this Agreement and shall nominate the Contractor’s Manager to manage the Project who is suitably qualified and experienced. The Contractor’s Manager shall be Huddersfield & District Textile Training Co Ltd’s main contact point for the Project.  The Contractor shall be responsible to Huddersfield & District Textile Training Co Ltd for ensuring that the Contractor’s Manager delivers the Project and provides all monitoring information required by Huddersfield & District Textile Training Co Ltd.

8.2	The Contractor shall notify Huddersfield & District Textile Training Co Ltd in writing of any changes to the Contractor’s Manager.

8.3
The Contractor shall immediately notify Huddersfield & District Textile Training Co Ltd in writing of any circumstances that may result in a possible breach of any of the terms of this Agreement including, without limitation, any concerns relating to the financial stability of the Contractor, the management of the Project and probity issues.

8.4	The Contractor shall promptly comply with all reasonable requests or directions of Huddersfield & District Textile Training Co Ltd’s Representative in respect of the Project.

9.            ASSIGNMENT AND SUB-CONTRACTING

9.1	The Contractor’s rights to the Grant pursuant to this Agreement are exclusive to the Contractor and are not assignable or transferable.

9.2
The Contractor shall not sub-contract any of its obligations under this Agreement without the prior written consent of Huddersfield & District Textile Training Co Ltd and such consent (if given) may be made subject to any conditions which Huddersfield & District Textile Training Co Ltd considers necessary and Huddersfield & District Textile Training Co Ltd may withdraw its consent to any sub-contractor where it has reasonable grounds to no longer approve of the sub-contractor or the sub-contracting arrangement and such grounds will be notified in writing to the Contractor.

9.3
Where Huddersfield & District Textile Training Co Ltd has on or prior to the date of this Agreement given its consent to the Contractor using any sub-contractor for any works the details of such sub-contractor and the extent of their involvement will be set out in paragraph 9 of Schedule 1 of this Agreement but Huddersfield & District Textile Training Co Ltd may withdraw its consent to any such sub-contractor at any time where it has reasonable grounds to no longer approve of the sub-contractor or the sub-contracting arrangement.

9.4
Any use by the Contractor of any sub-contractor approved by Huddersfield & District Textile Training Co Ltd shall not absolve or release the Contractor from its liabilities and obligations under this Agreement to comply with all the obligations contained herein.

10.           PROJECT RECORDS AND REPORTING

10.1         Project Records

The Contractor shall:-

(a)
Keep a full, proper and auditable record of the progress of the Project and the Project Expenditure which shall be available at any time during the Term for inspection by Huddersfield & District Textile Training Co Ltd;

(b)	Keep full and accurate records of all Outputs, outcomes and other results achieved from the Project.

(c)
Collect and report on the Beneficiary Data as described in Schedule 1.  The reports shall be included in the progress reports referred to in clause 10.2 below or in such other format and at such other time as shall be required by Huddersfield & District Textile Training Co Ltd.  The Contractor must ensure that all Beneficiary Data is auditable (i.e. that they are able to trace the beneficiary outputs back to the source data).

10.2         Reporting

The Contractor shall:-

(a)
Use the Approved Claim Form provided by Huddersfield & District Textile Training Co Ltd for claiming instalments of the Grant under clause 6 which shall contain a monthly progress report which is completed by the Contractor describing the progress achieved on the Project. Such report to be in a format from time to time prescribed by Huddersfield & District Textile Training Co Ltd and containing such information as may be reasonably required by Huddersfield & District Textile Training Co Ltd.

(b)
Provide a more detailed written project report to Huddersfield & District Textile Training Co Ltd not less than once in every quarter during each Financial Year during the Term detailing progress on the Project by the dates specified in paragraph 10 of Schedule 1. Each such report shall be in a format from time to time prescribed by Huddersfield & District Textile Training Co Ltd but shall include:

(i)           Progress against the Project Operational Plan set out in Schedule 1;

(ii)	Confirmation of the Project Expenditure and Qualifying Expenditure which has previously been incurred and which is likely to be incurred during the forthcoming Financial Year;

(iii)	Confirmation of the Outputs actually achieved during the previous quarter and confirmation of the cumulative Outputs achieved since the Date of this Agreement;

(iv)	An estimate of the Outputs which are likely to be achieved in the following Financial Year;

(v)	The Contractor’s estimate of any shortfall or expected shortfall in the delivery of any Outputs and the Contractor’s proposal to rectify the position;

(vi)
The Contractor’s estimate of any shortfall or expected shortfall in the Project Expenditure and/or Qualifying Expenditure and/or any cost overruns or expected cost overruns in the Project; and the Contractor’s proposal to rectify the position;

(vii)	Such environmental and sustainability monitoring information which Huddersfield & District Textile Training Co Ltd shall require in relation to the Project; and

(viii)	The Beneficiary Data collected which is referred to in clause 10.1(c).

10.3         Financial Records

(a)           The Contractor shall retain documentary evidence of:-

(i)
All capital and revenue purchases to support the amounts claimed from Huddersfield & District Textile Training Co Ltd. This shall include an invoice register of suppliers’ and sub-contractors’ invoices and all other documents relating to the purchase of all capital and revenue items funded by Huddersfield & District Textile Training Co Ltd.

(ii)
Output generation to support the project progress reports, including those reports submitted on the Approved Claim Form for claiming instalments of Grant. Huddersfield & District Textile Training Co Ltd reserves the right to access and use any such output information held on databases, spreadsheets etc. by the Contractor for its own purposes.

(b)
The Contractor shall allow access to its business premises on 2 days notice during 9.00 a.m. – 5.00 p.m. to Huddersfield & District Textile Training Co Ltd’s internal auditors or its other duly authorised staff or agents, Government Office, European Commission or the National Audit Office to inspect such documents as Huddersfield & District Textile Training Co Ltd considers necessary in connection with this Agreement. Huddersfield & District Textile Training Co Ltd shall be entitled to interview employees of the Contractor in order to obtain oral and/or written explanations of documents and the Contractor shall provide access to the relevant employees at such times as may be reasonably required to enable Huddersfield & District Textile Training Co Ltd to do so. Huddersfield & District Textile Training Co Ltd reserves the right to have such staff or agents carry out examinations into the probity, economy, efficiency and effectiveness with which the Contractor has used Huddersfield & District Textile Training Co Ltd’s resources in the performance of this Agreement.

11.           COMPLIANCE WITH LEGISLATION

In carrying out this Agreement the Contractor and sub-contractors shall comply in all respects with all relevant legislation, and in particular;

11.1
The Contractor shall not unlawfully discriminate within the meaning and scope of the provisions of the Race Relations Amendment Act 2000, the Sex Discrimination Act 1975, the Human Rights Act 2000, the Disability Discrimination Act 1975 or relating to discrimination in employment on the grounds of age, sexual orientation or religious beliefs.

11.2	Unless there is justifiable exception, the Project shall comply with all regulations that pertain to the equal opportunities agenda.

11.3
The Contractor shall comply fully with the Data Protection Act 1998 and any subsequent amendments. Personal data arising as a result of the Project shall not be processed and/or transmitted to a third party without the written permission of Huddersfield & District Textile Training Co Ltd.

11.4	The Contractor shall comply with all relevant requirements contained in or having effect under the legislation relating to health, safety and welfare at work.

11.5
The Contractor will inform Huddersfield & District Textile Training Co Ltd of any environmental incident or infringement during the project lifetime at the earliest opportunity and will take all reasonable steps to minimise (and if required, remedy) the adverse environmental impacts of such an occurrence.

12.           CAPITAL ASSETS

12.1
During its useful life, no Capital Asset should be sold, charged or otherwise disposed of by the Contractor without prior written consent of Huddersfield & District Textile Training Co Ltd.  At Huddersfield & District Textile Training Co Ltd’s sole option such consent may be made conditional upon the refund to Huddersfield & District Textile Training Co Ltd of the whole or (as the case may be) proportionate part of the proceeds of sale of the asset less any necessary sale expenses.

12.2
All Capital Assets must be kept insured against loss or damage for their full replacement value, and with a reputable insurer.  The Contractor shall, upon Huddersfield & District Textile Training Co Ltd’s request, provide a copy of such insurance policy, together with the receipt for the payment of the last premium paid in respect of the policy.  For the avoidance of doubt, in the event of any loss of, or damage to any Capital Asset, Huddersfield & District Textile Training Co Ltd will not be obliged to pay for its replacement or repair.

12.3
The Contractor should keep a register of all Capital Assets and their location, which should be accessible at all times.  Where the Grant is used for the purchase of furniture and ICT equipment all items must be included on the asset register if their individual value is more than £500.

13.           INTELLECTUAL PROPERTY

13.1	All Project Intellectual Property shall be proprietary to and owned by Huddersfield & District Textile Training Co immediately on its coming into existence.

13.2
The Huddersfield & District Textile Training Co Ltd will grant to Yorkshire Forward an irrevocable, world-wide, royalty-free transferable non-exclusive right and licence (with freedom to sublicense) of the Project Intellectual Property and to use and exploit all the Project Intellectual Property.

13.3
Notwithstanding termination of this Agreement for any reason whatsoever the Contractor shall at its expense do and execute, and shall procure that its employees and any sub-contractor engaged in the performance of the Project do and execute any further thing or document as may be required by Huddersfield & District Textile Training Co Ltd to give effect this clause.

13.4        The Contractor warrants:

(a)
that the Project Intellectual Property will not infringe the rights of any third party and no third party has threatened or so far as it is aware is currently threatening proceedings in respect of such infringement; and

(b)
that it is able to conduct the Project without breaching any obligations it may owe to any third party now or, as far as it is at present aware, in the future and hereby undertakes to carry out the Project without breaching any such obligations and further undertakes not to assume any obligations to any third party which would be inconsistent with such undertaking.  Without limitation, it warrants that it shall acquire all rights in any Project Intellectual Property obtained or developed by any third party in the course of or in connection with the Project or shall be duly allowed to licence the same as contemplated under this Agreement.

13.5
The Contractor shall indemnify and hold Huddersfield & District Textile Training Co Ltd harmless (and keep indemnified and hold harmless notwithstanding termination of this Agreement) against any and all loss or damage (including without limitation any economic loss or other loss of profits, business or goodwill or any consequential loss) suffered by Huddersfield & District Textile Training Co Ltd as a result of the Contractor’s breach of any or all the warranties in Clause 13.

14.           GENERAL INDEMNITY AND INSURANCE

14.1	The Contractor shall indemnify Huddersfield & District Textile Training Co Ltd in full from and against:-

(a)
all costs, claims, damages, liabilities, expenses and proceedings arising from or in connection with any breach or non performance of the terms of this Agreement or otherwise arising through the act or default of the Contractor; and

(b)
without prejudice to the generality of the foregoing, all costs, claims, damages, liabilities, expenses and proceedings arising under statute or at common law in respect of any personal injury to or death of any person whomsoever or loss or damage to property whether belonging to Huddersfield & District Textile Training Co Ltd or otherwise arising out of or in the course of or caused by the performance of the Project.

14.2	The Contractor shall ensure that it has and maintains at all times:-

(a)
adequate insurance cover with a insurer of good repute to cover all claims and liabilities under this Agreement or any other claims or demands which may be brought or made by it by any person suffering any injury, damage or loss in connection with the Project; and

(b)	employer’s liability insurance cover with a reputable insurer for a sum of not less than £5,000,000.

14.3	The Contractor shall:-

(a)
upon request by Huddersfield & District Textile Training Co Ltd at any time produce to Huddersfield & District Textile Training Co Ltd a copy or copies of the policies of insurance referred to in this clause together with the receipt for or evidence of the payment of the last premium in respect of each such policy or other documentary evidence to the satisfaction of Huddersfield & District Textile Training Co Ltd that the policy or policies are properly maintained; and

(b)	comply with all legislation including (without limitation) the Employer’s Liability (Compulsory Insurance) Regulations 1998 with regard to the disclosure and/or display of the insurance policies.

15.           RECOVERY OF GRANT

15.1
Huddersfield & District Textile Training Co Ltd may reduce suspend or withhold the Grant or require all or part of the Grant to be repaid (or require Capital Assets to be transferred where the purchase was wholly funded by Huddersfield & District Textile Training Co Ltd) if:

(a)          it judges the performance of the Project to be unsatisfactory;

(b)	the Contractor fails to comply with any term or condition of this Agreement in any material respect;

(c)           the Grant is terminated in accordance with clause 16 (Termination);

(d)	there is a substantial change to the Project which Huddersfield & District Textile Training Co Ltd has not approved;

(e)	any attempt is made to transfer or assign any rights interests or obligations created under this Agreement without the prior written consent of Huddersfield & District Textile Training Co Ltd;

(f)
any information provided in the application for funding or in a claim for payment or in subsequent or supporting correspondence is found to be incorrect or incomplete to an extent which Huddersfield & District Textile Training Co Ltd considers to be material;

(g)	a charge is taken on a Capital Asset without the prior consent of Huddersfield & District Textile Training Co Ltd;

(h)          there is an unauthorised attempt to dispose of a Capital Asset;

(i)	there is a failure to keep and maintain the records required by Huddersfield & District Textile Training Co Ltd;

(j)	there is a failure by the Contractor to provide reports on time as required by this Agreement;

(k)          the Grant has not been used for the purpose for which it was given;

(l)	there is financial irregularity within the Contractor which is not rectified within the timescale specified by Huddersfield & District Textile Training Co Ltd;

(m)          there has been an overpayment of Grant;

(n)	there is a change in the Contractor’s activities which are inconsistent with the Outputs;

(o)	Huddersfield & District Textile Training Co Ltd has to repay funding from which the Grant was allocated;

(p)	Huddersfield & District Textile Training Co Ltd is required to do so as a result of a decision by the EU or as a result of any obligation arising under EU Law.

(q)	Huddersfield & District Textile Training Co Ltd believes that all necessary approvals to lawfully deliver the Project have not been obtained or all relevant legislation has not been complied with;

(r)	Huddersfield & District Textile Training Co Ltd has consented to a change in the Project which in its opinion reduces the amount of Grant needed; and

(s)
any other circumstances or events that in the reasonable opinion of Huddersfield & District Textile Training Co Ltd are likely to adversely affect the Contractor’s ability to deliver the Project in accordance with the terms of this Agreement or result in a risk that the Project as approved will not be completed.

15.2	The provisions of clause 15.1 are without prejudice to Huddersfield & District Textile Training Co Ltd’s rights in clause 16.

15.3	The Contractor agrees that on receipt of notice requiring repayment of all or any part of the Grant that it will make such repayment within 20 Working Days of receipt of such notice.

16.           TERMINATION

16.1
Without prejudice to any other rights to which it may be entitled, either party may give notice in writing to the other terminating this Agreement with immediate effect if the other party commits a material breach of any of the terms of this Agreement and (if such a breach is remediable) fails to remedy that breach within 30 days of that party being notified of the breach.

16.2	Huddersfield & District Textile Training Co Ltd may give notice in writing to the Contractor terminating this Agreement with immediate effect if:

(a)
an order is made or a resolution is passed for the winding up of the Contractor or a provisional liquidator is appointed or if an order is made for the appointment of an administrator to manage the affairs, business and property of the Contractor or if a receiver is appointed of any of the Contractor’s assets or undertaking or if circumstances arise which entitle the Court or a creditor to appoint a receiver or manager or which entitle the Court to make a winding up order or if the Contractor makes or proposes any composition or voluntary arrangement with its creditors or if the Contractor takes or suffers any similar or analogous action in consequence of debt or in any jurisdiction other than England;

(b)	there is a change of Control of the Contractor;

(c)	the Contractor purports to assign its rights or obligations under this Agreement;

(d)	Huddersfield & District Textile Training Co Ltd invokes the provisions described in clause 15;

(e)	the Contractor fails to achieve the Outputs set out in Schedule 1;

(f)	the Contractor ceases to carry on business;

(g)
the Contractor is convicted (or being a company, any officers or representatives of the Contractor are convicted) of a criminal offence related to the business or professional conduct of the Contractor;

(h)	the Contractor commits (or being a company, any officers or representatives of the Contractor commit) an act of grave misconduct in the course of its business;

(i)	the Contractor fails (or being a company, any officers or representatives of the Contractor fail) to fulfil his/its obligations relating to the payment of Social Security contributions;

(j)	the Contractor fails (or being a company, any officers or representatives of the Contractor fail) to fulfil his/its obligations relating to payment of taxes; or

(k)
the Contractor fails (or being a company, any officers or representatives of the Contractor fail) to disclose any serious misrepresentation in supplying information required by Huddersfield & District Textile Training Co Ltd in or pursuant to this Agreement.

16.3
Termination of this Agreement however caused shall be without prejudice to any rights or liabilities accrued at the date of termination, but for the avoidance of doubt Huddersfield & District Textile Training Co Ltd shall not be obliged to make any further payments to the Contractor after such termination.

16.4
Nothing in this clause 16 shall affect the coming into, or continuance in force of any provision of this Agreement that is expressly or by implication intended to come into force or continue in force upon termination of this Agreement.

17.	HUDDERSFIELD & DISTRICT TEXTILE TRAINING CO LTD PUBLICITY REQUIREMENTS

17.1	The Contractor shall comply with all the obligations and requirements set out in Schedule 4.

18.           TRANSFER OF RESPONSIBILITY ON EXPIRY OR TERMINATION

18.1
If upon or at any time within 6 months after the expiry or sooner determination of this Agreement Huddersfield & District Textile Training Co Ltd shall notify the Contractor that any nominee of Huddersfield & District Textile Training Co Ltd or any other person will be undertaking work which is a continuation of the Project or similar in nature to the Project then the Contractor shall, at no additional cost to Huddersfield & District Textile Training Co Ltd, promptly provide such information and assistance and comply with such timetable as Huddersfield & District Textile Training Co Ltd may reasonably require.  Huddersfield & District Textile Training Co Ltd shall be entitled to require the provision of such information and assistance both prior to and for a reasonable period after, the expiry or other determination of this Agreement.

18.2
Such assistance may include (without limitation) the delivery of documents and data in the possession or control of the Contractor that relate to this Agreement, the Project and its results including the documents and data, if any, referred to in the Schedules.

19.           SEVERABILITY

If any part of this Agreement becomes invalid, illegal or unenforceable the parties shall in such an event negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the invalid, illegal or unenforceable provision which as nearly as possible validly gives effect to their intentions as expressed in this Agreement.  Failure to agree on such a provision within six months of commencement of those negotiations shall result in automatic termination of this Agreement.  The obligations of the parties under any invalid, illegal or unenforceable provision of this Agreement shall be suspended during such a negotiation.

20.           AMENDMENTS

Save as expressly provided in this Agreement, no amendment or variation of this Agreement shall be effective unless in writing and signed by a duly authorised representative of each of the parties to it.  The Contractor shall comply with any formal procedures for amending or varying contracts that Huddersfield & District Textile Training Co Ltd may have in place from time to time.

21.           EXCESS PROFITS AND DEVELOPMENTS

21.1
The Contractor shall immediately disclose to Huddersfield & District Textile Training Co Ltd and in such detail as Huddersfield & District Textile Training Co Ltd may reasonably require all Developments that it may create or put into use during the Term and the requirements of clauses 21.1 to 21.5 inclusive shall apply to all Developments, unless otherwise agreed in writing by Huddersfield & District Textile Training Co Ltd.

21.2
Developments shall remain the exclusive property of the Huddersfield & District Textile Training Co Ltd but Yorkshire Forward shall have a non-exclusive perpetual irrevocable world-wide royalty-free licence to use and exploit all Developments with the right to grant sub-licences.

21.3
The Contractor shall pay to Huddersfield & District Textile Training Co Ltd a share of any capital or income receipts received by the Contractor from the Project or arising out of the Developments at any time during the Term such share to be determined by Huddersfield & District Textile Training Co Ltd and which may be the whole of the receipts up to the amount of the Grant unless Huddersfield & District Textile Training Co Ltd is satisfied that any such receipts are to be used by the Contractor solely for the benefit of the Project.

21.4	The Contractor shall immediately notify Huddersfield & District Textile Training Co Ltd of any capital and/or income receipts (including rental income) received at any time during the Term.

21.5
Pending an assessment of the amount to be so paid under clause 21.3 the Contractor shall create a separate account for the full value of such capital and/or income receipts and shall hold the same on trust for Huddersfield & District Textile Training Co Ltd.

22.           WAIVER

No delay or omission by either party in exercising any right, power, privilege or remedy under this shall operate to impair such right, power, privilege or remedy or be construed as a waiver thereof.  Any single or partial exercise of any such right, power, privilege or remedy shall not bar the exercise or enforcement of it at any time or times thereafter.

23.           NOTICES

23.1
Any notice or communication required or given by either party to the other party in connection with this Agreement shall be in writing and delivered by hand or by first class or registered post to the relevant address or addresses prescribed in this Clause 23 of the party to whom the notice is to be given (or such other address as the recipient may have notified to the sending party in writing) and any notice so sent shall be deemed, if delivered by hand, to have been served at the time of delivery and if posted by first class or registered post to have been served on the second business day following the date of posting.

23.2
All notices or communications to Huddersfield & District Textile Training Co Ltd shall (unless Huddersfield & District Textile Training Co Ltd shall give notice to the Contractor otherwise) be delivered to Huddersfield & District Textile Training Co Ltd at the address stated in paragraph 15 of the Particulars and marked for the attention of Huddersfield & District Textile Training Co Ltd’s Representative.

23.3
All notices or communications to the Contractor shall (unless the Contractor shall give notice to Huddersfield & District Textile Training Co Ltd otherwise) be delivered to the Contractor at the address stated in paragraph 3 of the Particulars and marked for the attention of the Contractor’s Manager.

24.           REPUTATION OF HUDDERSFIELD & DISTRICT TEXTILE TRAINING CO LTD

24.1
The Contractor shall not, and shall use its best endeavours to procure that its employees, agents and/or sub-contractors shall not, knowingly do or omit to do, anything in relation to this Agreement or in the course of their other activities, that may bring the standing of Huddersfield & District Textile Training Co Ltd into disrepute or attract adverse publicity for Huddersfield & District Textile Training Co Ltd.

24.2
The Contractor shall at all times perform the Project with due regard to the need for those in a public service environment to observe the highest standards of efficiency, economy, probity, courtesy, consideration and hygiene.

25.           NON SOLICITATION AND CONFLICT OF INTEREST

The Contractor should not solicit knowledge or services from any Huddersfield & District Textile Training Co Ltd employee in any way directly or indirectly for favour that may compromise the relationship of the Contractor and that of Huddersfield & District Textile Training Co Ltd or any of its employees that may present a conflict of interest.

26.           NO PARTNERSHIP OR AGENCY

This Agreement does not create a relationship of partnership or agency between the parties and the Contractor must not represent itself to others as an agent of Huddersfield & District Textile Training Co Ltd.

27.           GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with English law and each party hereby submits to the exclusive jurisdiction of the English courts.

28.           ENTIRE AGREEMENT

This agreement constitutes the entire understanding between the parties with respect to the subject matter of this agreement and supersedes all prior agreements, negotiations and discussions between the parties relating to it.

29.           INTEREST ON LATE PAYMENTS

If the Contractor fails to pay to Huddersfield & District Textile Training Co Ltd any sums due under this Agreement within 10 Working Days of demand interest shall accrue at the Base Interest Rate on the amount due to be paid from the due date until payment is made.

30.           VAT

The Grant does not represent consideration for a taxable supply to the Contractor and is therefore not subject to VAT.  In the event that HM Revenue and Customs  rule that VAT is payable, then the amount of the Grant shall be deemed to be inclusive of VAT. The Contractor acknowledges that Huddersfield & District Textile Training Co Ltd shall not be obliged to make any further payment in addition to the Grant in respect of any VAT which may be payable on Grant funded activities.

31.           FREEDOM OF INFORMATION ACT 2000

31.1
Where Information that might be disclosable in response to a Request for Information  addressed to Huddersfield & District Textile Training Co Ltd relates to the Contractor, Huddersfield & District Textile Training Co Ltd shall use its reasonable endeavours to consult with the Contractor, prior to any disclosure and, at the Contractor’s request, consider the application of any relevant exemptions under the FOIA or the Environmental Information Regulations (as appropriate).

31.2
If Huddersfield & District Textile Training Co Ltd shall at any time notify the Contractor that it has received a Request for Information addressed to Huddersfield & District Textile Training Co Ltd in respect of which Huddersfield & District Textile Training Co Ltd requires the Contractor’s assistance then:-

(a)
where the Request for Information relates to Information which is held on behalf of Huddersfield & District Textile Training Co Ltd by the Contractor or any of its sub-contractors, the Contractor shall at its own cost supply and procure that its sub-contractors supply to Huddersfield & District Textile Training Co Ltd such Information and documents requested by Huddersfield & District Textile Training Co Ltd in such form as reasonably prescribed by Huddersfield & District Textile Training Co Ltd; and

(b)
the Contractor shall at its own cost provide and procure that its sub-contractors provide all reasonable assistance required by Huddersfield & District Textile Training Co Ltd; in order to allow Huddersfield & District Textile Training Co Ltd to comply with such Request for Information within the period or periods when it is obliged to respond to such Request for Information.

31.3
The Contractor shall ensure that all Information produced in the course of the Project in relation to the Project and/or this Agreement is retained for disclosure and shall permit Huddersfield & District Textile Training Co Ltd to inspect such records as required from time to time.

31.4
In the event that the Contractor shall at any time receive any Request for Information addressed to itself relating to the Project, this Agreement or any activities or business of Huddersfield & District Textile Training Co Ltd and which it reasonably considers it is required to respond to in accordance with its obligations under FOIA or Environmental Information Regulations or other statutory requirement, it will use its reasonable endeavours to consult with Huddersfield & District Textile Training Co Ltd, prior to any disclosure, and at the request of Huddersfield & District Textile Training Co Ltd consider the application of any relevant exemptions under the FOIA or the Environmental Information Regulations (as appropriate).

31.5
If the Contractor shall at any time notify Huddersfield & District Textile Training Co Ltd that it has received a Request for Information addressed to the Contractor in respect of which the Contractor requires Huddersfield & District Textile Training Co Ltd’s assistance then:-

(a)
where the Request for Information relates to Information which is held on behalf of the Contractor by Huddersfield & District Textile Training Co Ltd or any of its sub-contractors, Huddersfield & District Textile Training Co Ltd shall [at its own cost] supply and procure that its sub-contractors supply to the Contractor such Information and documents requested by the Contractor in such form as reasonably prescribed by the Contractor; and

(b)	Huddersfield & District Textile Training Co Ltd shall [at its own cost] provide and procure that its sub-contractors provide all reasonable assistance required by the Contractor;
in order to allow the Contractor to comply with such Request for Information within the period or periods when it is obliged to respond to such Request for Information.

31.6	In the event the Contractor shall at any time receive any Request for Information addressed to Huddersfield & District Textile Training Co Ltd, then:

(a)	the Contractor shall supply the Request for Information to Huddersfield & District Textile Training Co Ltd within 2 Working Days of receipt;

(b)	the Contractor shall not respond to such Request for Information.

31.6
Nothing in this Agreement shall prevent Huddersfield & District Textile Training Co Ltd from disclosing any Information whether relating to the Project or this Agreement or otherwise which Huddersfield & District Textile Training Co Ltd considers it is required to disclose in order to comply with FOIA and/or the Environmental Information Regulations and any other statutory requirements whether or not existing at the date of this Agreement and Huddersfield & District Textile Training Co Ltd reserves the right to make such disclosure without reference to the Contractor.

31.7
Nothing in this Agreement shall prevent the Contractor from disclosing any Information whether relating to the Project or this Agreement or otherwise which the Contractor considers it is required to disclose in order to comply with FOIA and/or the Environmental Information Regulations and any other statutory requirements whether or not existing at the date of this Agreement and the Contractor reserves the right to make such disclosure without reference to Huddersfield & District Textile Training Co Ltd.

32.           THIRD PARTY RIGHTS

Save as expressly provided in this Agreement, no term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party (being any person other than the parties and their permitted successors and assignees).

SCHEDULE 1
Project  Operational Plan

1. Background and Baseline Position

Demand for technical textiles is growing and the value of the EU market is estimated at €36bn (Source: Euratex ‘The Future is Textiles’ June 2006). The sector is increasingly important as a supplier to strategically important Yorkshire and the Humber industries – AEM, healthcare and environmental technologies – and end uses are very diverse. Applications range from transport and construction (where better performance characteristics of fibres and textile-based materials – strength-weight ratio, durability, flexibility, insulation, fire and heat resistance – enable them to replace traditional metals wood and plastic) to ‘smart or intelligent’ clothing (which can, for example, adapt insulation according to temperature or generate electricity to power medical or other electronic devices).

In many respects, companies in Yorkshire and the Humber region are well placed to take advantage of the opportunities offered by high growth/high values markets for technical textiles, building on the region’s capacity and skills in traditional textile industries, its continuing reputation for high quality fabrics in international markets and access to universities undertaking leading edge research. Indeed, many companies have already done so – The Yorkshire and Humber Technical Textiles Cluster Competitiveness Strategy 2004-2009 estimated that 102 were active in the technical textile supply chain in 2004 of which 56 were textile manufacturers – but the transition is not always easy and companies face significant problems.

Set against challenges to the industry is the size of the opportunity that technical textiles offer to conventional textile companies in Yorkshire and the benefits of gaining access to new markets for companies which are under threat in their traditional markets from competitors in low cost countries.

The overall aim of the Huddersfield & District Textile Training Co Ltd 901647 project is to create a textile innovation and technology transfer centre for ‘close to market’ research and development primarily in the field of technical textiles which will help companies identify and develop new capabilities to exploit opportunities in this growing world market.

2. Scope

The Textile Centre of Excellence (TCoE) will manage the initial development of 4 pilot projects as proof of principle technologies or applications.

Proof of principle is defined as the ‘demonstration of the commercial potential of a discovery or invention’.

This agreement refers to the project: “Developing and implementing the use of DNA across a range of processes and products for anti-counterfeiting purposes: Feasibility Study”

3. Assumptions

The pilot / feasibility projects will be project managed by the Textile Centre of Excellence.

The other funders will support the pilot / feasibility projects in line with the proposals in Section 6.

The pilot / feasibility projects will be successful.

There will be evidence that will help justify the need for full design and development programmes.

The pilot developments have the potential to provide technologies that will benefit many companies in the region but the costs are too high for any single company. Full development will not go ahead without the evidence required to justify full development funding.

4. Aims

To develop a successful pilot project as proof of principle technologies or applications which will help justify the need for full design and development programmes.

5. Objectives

To undertake a pilot project as proof of principle technologies or applications.

To provide evidence to justify the need for a full design and development programme.

To provide evidence that justifies funding for the full design and development of the project.

6. Deliverables, Activities, Resources and Milestones

6.1           Feasibility Project: “Developing and implementing the use of DNA across a range of processes and products for anti-counterfeiting purposes”.

Project Summary: Developing and implementing the use of DNA across a range of processes and products for anti-counterfeiting purposes. The recent communication from the European Commission ‘Effective Enforcement on the Ground Against Counterfeiting and Piracy’ has described the “alarming” levels of counterfeiting in Europe and the “damaging effects to job creation… and the health and safety of consumers”. This proposal is to develop ’proof of principle’ for the utilisation of modified plant DNA enabling the authentification of textiles produced in the region at all points of the supply chain through to the end user.  This application would deliver immediate and significant competitive advantage to the region’s high quality textile manufacturers. The outcome of this project will also be the identification of potential applications in other industries that will provide unique and guaranteed protection against counterfeiting. The outcome will be used to support future proposals for further development of applications across a wide range of sectors and products produced in the region.

Research Partner: Applied DNA Sciences, Stony Brook University, New York (Jim Hayward).

Industry Partner(s): National Wool Textile Export Corporation (Peter Ackroyd), WT Johnson & Sons Ltd (Paul Johnson), 4 other textile manufacturers.

Timescale: August to December 2008.

Project Stages:

	Activity	Timeframe
1	Brief agreed with ADNAS.	August 08
2	Supply chain mapped to identify potential points of testing and market advantages of product protection.	August 08
3	Partner ‘process charts’ completed.	August 08
4	Applications for pilot stages agreed.	August 08
5	Manufacturing logistics, timeframe, equipment requirements, financial requirements and terms of business agreed.	August 08
6	DNA development timetable and methodology agreed.	August 08
7	Testing methodologies and implementation in place.	September 08
8	Testing pilots in the region.	September 08
9	First production run (thread methodology).	October 08
10	Second production run (finishing methodology).	October 08
11	Testing in place with supply chain partners.	October 08
12	Testing programme and evaluation of results	November 08
13	Proposals for roll-out prepared (Steering Group).	December 08

Costings

Management (ADNAS)	£10,000
Laboratory	£10,000
Materials Costs (primers & other solvents)	£12,500
Testing Costs in Yorkshire & Humber (staffing, materials, equipment)	£10,000
Travel & Accommodation (NY to Leeds – Project Manager & Technician)	£7,500

Funding	£50,000

Change Management

Any significant changes to this contract which involve more than a 10% variance in terms of outputs and / or expenditure by quarter must be agreed in writing with Huddersfield & District Textile Training Co Ltd.

7.	Progress Reporting

Progress Reports
Monthly, to be received at Huddersfield & District Textile Training Co Ltd no later than the 5th of the following month

Grant Claim
The Contractor will submit a separate monthly grant claim

SCHEDULE 2
Summary Of Qualifying Expenditure, Total Project Expenditure And Funding Sources

EXPENDITURE ITEM	Applied DNA Sciences QUALIFYING EXPENDITURE (£000s)						OTHER FUNDING SOURCES EXPENDITURE (£000s)
	2008/09	2009/10	2010/11	2011/121	2012/131	Total	European	Contractor’s Own Funds	Other	Total
1a) Revenue Costs
Project 08/02	50,000					50,000
Revenue Costs Sub-Total	50,000					50,000

1b) Capital Costs

Capital Costs Sub-Total	0					0

TOTAL EXPENDITURE	50,000					50,000

SCHEDULE 3
Profile Of Planned Monthly Financial Claims To Be Made Against The Agreement

FINANCIAL YEAR	£ CAPITAL	£ REVENUE	£ TOTAL
2008/09
April
May
June
July
August
September		15,000	15,000
October		15,000	15,000
November		7,000	7,000
December		7,000	7,000
January		6,000	6,000
February
March
TOTAL TO BE CLAIMED (including non-recoverable VAT)		50,000	50,000

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written.

SIGNED BY   /s/ Bill Macbeth
Duly authorised for and on behalf of:
HUDDERSFIELD & DISTRICT TEXTILE TRAINING CO LTD
(YORKSHIRE & HUMBER
REGIONAL DEVELOPMENT AGENCY)

DATE:	1 September 2008	Name:	Bill Macbeth

		Position:	Managing Director

		Address:	Huddersfield & District Textile
Training Co Ltd
Victoria House
2 Victoria Place
Leeds
LS11 5AE

SIGNED BY  /s/ James A. Hayward
Duly authorised for and on behalf of:
Applied DNA Sciences

DATE: 27 August 2008	Name: James A. Hayward

Position: Chief Executive Officer

Address: 25 Health Sciences Drive, Suite 213
Stony Brook, NY 11790
USA